Exhibit 10.6
English Translation of Employment Contract between Elevadores Otis LTDA and Nicolas Lopez (originally executed in Portuguese)

EMPLOYMENT CONTRACT - PROBATIONARY PERIOD

ELEVADORES OTIS LTDA, having its registered office at R ELISHA OTIS. 2200 - COOPERATIVA - SÃO BERNARDO DO CAMPO - SP - CEP 09852-075, on the one hand, hereinafter referred to as Employer, and on the other hand, NICOLAS EDUARDO LOPEZ, hereinafter referred to as Employee, enter into the EMPLOYMENT CONTRACT WITH EXPERIENCE, under the conditions of the following clauses:
1a The Employee is hired in this act, to provide his services exclusively to the Employer, as of 05/01/2016; the first sixty (60) days following his hiring date shall be considered a probationary period, in accordance with applicable law, and within which, this contract may be terminated by any of the parties, regardless of the prior notice set forth in article 487 of the Brazilian Consolidation of Labor Laws (CLT), and the contracting parties agree that any period corresponding to any absence or non-attendance of the Employee at work, for any reason, during the course of the period of this experience, will be computed in the period of the same.
2a The Employee is hired to initially perform the functions of the position of LEGAL DIRECTOR, obliging to accept any service, position or equipment compatible with his professional category, in case such designations become necessary in any of the sectors in which the Employer's activities are divided or will be divided.
3a The Employee, as compensation for the services performed, will receive a salary of R$ 36,773.00 (Thirty-six Thousand, Seven Hundred and Seventy-Three Reais) paid monthly. In the case of a monthly-paid employee, the salary includes paid weekly rest days and civil and religious holidays.
Single paragraph:
Any incentive or production premium, gratuity or from sales promotion campaigns, efficiency improvement, cost reduction, etc., which is stipulated for or during the execution of any work, service or task, which may be paid to the Employee, will always be on an occasional temporary basis, not being part of his salary, and may, at any time, be reduced, altered, or discontinued.
4a Pursuant to article 62, item II, of the CLT, the Employee is exempt from working hours control.
5a Employee also agrees to provide his services not only to the Employer, but also to any other entity with which he may associate, to join a consortium or with which it may contract the performance of any services, respecting the conditions of this contract.
6a In the event that the Employee causes any damage by intent or fault to the assets that constitute the assets of the Employer or third parties, but which are under the custody or responsibility of the Employer, or loses them, illegally takes possession of them, facilitates or allows other employees or strangers to illegally take possession of or misplace them, or, in the event that the Employee causes damage to the Employer in the performance of the tasks entrusted to him, the Employer is ensured, in any of these circumstances, in accordance with the first paragraph of article 462 of the CLT, the right to compensate for the respective loss, and may make the corresponding discount in the Employee's remuneration, or offset the respective amount from the payment of any amount that is due to the Employee, and the Employer, whatever the debit balance that results against the latter, in the determination of the competition of credits, without prejudice even within the scope of the application of the applicable penalty, when the fact constitutes a contractual illegality.
7a The Employee is obliged to return to the Employer, at the end of the employment, or whenever required by the Employer, all machinery, tools, documents, registrations, functional identification cards and other objects owned by the Employer, which are in the possession of the Employee or under his responsibility.
8a The employee undertakes to wear at work the uniform corresponding to his function and category, as well as the personal protective equipment provided by the Company.
9a The Employee must keep all his/her personal documentation, especially labor documentation, in perfect order, as well as immediately notify the Employer of changes in his/her marital status, address, documentation and others.

And so, being together and contracted, they sign the present in 02 (two) copies of the same content and form, without erasures or amendments, one of which, in this act, is in the possession of the Employee, obliging himself, in the presence of 02 (two) witnesses, also undersigned.
SAO BERNARDO DO CAMPO, 01 May 2016

/s/ Elevadores Otis Ltda	/s/ Nicolas Eduardo Lopez
ELEVADORES OTIS LTDA	NICOLAS EDUARDO LOPEZ

Witnesses:

Name:	Name:
RG:	RG:

2